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                                                                   EXHIBIT 24(b)


   CERTIFIED COPY OF A RESOLUTION FROM THE MINUTES OF A REGULAR MEETING OF THE
       BOARD OF DIRECTORS OF DUKE POWER COMPANY HELD ON FEBRUARY 27, 1996


         Mr. Grigg then referred to the Company's Form 10-K Annual Report for the year ended December 31, 1995. He presented to the meeting a preliminary copy of the Form 10-K, indicating that it would be in order to approve such document subject to such changes as may be deemed necessary or advisable. Dr. Lennon then advised the Audit Committee had reviewed the Form 10-K and found it to be in order and recommended its approval. Upon motion duly made and seconded, it was

         RESOLVED, That the Form 10-K Annual Report, as presented to the meeting, with such changes therein as may be deemed necessary or advisable by the officers of the Company be and hereby is in all respects approved; and

         FURTHER RESOLVED, That the Power of Attorney as presented to the meeting and executed by all the Directors present be and hereby is approved in form and content for purposes of filing the Form 10-K Annual Report with the Securities and Exchange Commission.


                             ***********************


         I, Ellen T. Ruff, Secretary of Duke Power Company, do hereby certify that the above is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of Duke Power Company held on February 27, 1996, at which meeting a quorum was present; as taken from and compared with the original Minutes of said meeting.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Corporate Seal of said Duke Power Company this 28th day of February, 1996.



                                                        Ellen T. Ruff
                                                        Secretary



[SEAL]